Exhibit 99.1

[ONEOK Logo]	News

September 17, 2004	Analyst Contact: Weldon Watson
918-588-7158

ONEOK signs new $1 billion credit agreement

Tulsa, Okla. – ONEOK, Inc. (NYSE:OKE) announced today that it has signed a new $1 billion, 5-year credit agreement with a syndicate of 15 banks, led by Bank of America N.A. and Citibank, N.A. The credit agreement has an accordion feature that will allow ONEOK to increase its line to $1.2 billion if needed.

The syndicate includes the same banks that participated in the expiring 364-day credit agreement. The credit agreement was over-subscribed by more than $300 million in commitments.

Jim Kneale, executive vice president – finance and administration and chief financial officer, said, “We are pleased with the strong support from our bank syndicate group. This new facility enables ONEOK to continue to execute our business strategy for growing our asset base.”

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission primarily in the mid-continent areas of the United States. The company’s energy services operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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